EXHIBIT 10.2

SEPARATION AGREEMENT AND FULL AND FINAL RELEASE

This agreement is made, by and between Sekar Sundararajan (“You” or “Executive”) and Hooker Furniture Corporation (“Employer”) (each a “Party” and collectively, the “Parties”) (the “Agreement”).

Reasons for Agreement

1.	Executive’s employment has been terminated without cause by Employer effective November 30, 2009, thereby discontinuing any employer/employee relationship between the Employer and Executive.

2.
This Agreement is designed to provide Executive with additional benefits above and beyond the benefits he is already entitled to receive prior to and upon his termination in exchange for the consideration from Executive, as specified below.

Terms of the Agreement

1.
Termination Date.  Your termination date will be November 30, 2009 (“Termination Date”).  For purpose of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), 29 U.S.C. § 1161 et seq., your Termination Date shall serve as the “qualifying event” for the purpose of any rights you might have under COBRA.

2.	Special Severance Benefits. Employer agrees to provide you with the following benefits following your termination of employment:

a.
Employer will continue to pay you your normal salary, as of your Termination Date, less required and authorized withholdings and deductions, for a period of two months ($ 41,666.66).  The salary continuation payments will be made to you no later than January 15, 2010.  The salary continuation payments described in this sub-paragraph are compensation to which you would not otherwise be entitled except under the terms of this Agreement with Employer.

b.
In addition to the two-month salary continuation payments described above, Employer will waive the service vesting requirements under your Deferred Bonus Agreement though January 31, 2010, thereby entitling you to receive a payment of $50,000 on January 31, 2010 and a payment of $33,334 on January 30, 2011.  The $33,334 payment on January 30, 2011 shall be expressly conditioned on your compliance with the requirements of Paragraph 8 of this Agreement.  Failure to comply with the requirements of that paragraph will cause you to forfeit your right to that payment.

c.
You are entitled (in accordance with the provisions of the plan) to your interest in the Company’s 401(k) Plan; please contact Fidelity Investments at 800-835-5097 for instructions on distribution or rollover options.

3.
Employee’s Release.  In consideration for the Special Severance Benefits set forth above in Paragraph 2, and other consideration set forth in this Agreement, you agree, on behalf of yourself, heirs, descendants, executors, administrators, assigns and successors, to waive, release, covenant not to sue, and forever discharge Employer, its parents, subsidiaries, affiliates, owners, trustees, officers, directors, attorneys, agents, employees, shareholders, and each of them individually or collectively (“Released Parties”), from any and all claims, known or unknown, liquidated or unliquidated, that you may have relating to or arising out of your employment with Employer and termination thereof as of the effective date of this Agreement (the “Release”).

This Release includes, but is not limited to, any claims of wrongful discharge, breach of express or implied contract, claims for wages, commissions or expenses, fraud, misrepresentation, defamation, slander and libel, liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims under Title VII of the Civil Rights Acts of 1964 and 1991, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, Sections 1981 and 1983 of Title 42 of the United States Code, the National Labor Relations Act, as amended, the Immigration Reform and Control Act, as amended, the Workers Adjustment and Retraining Notification Act, as amended, the Occupational Safety and Health Act, as amended, or any other federal, state or local law relating to your employment, employee benefits or the termination of your employment.

Except to the extent such agreement is prohibited by applicable law or regulation, Executive agrees that if he attempts to avoid or set aside the terms of the Agreement or if any Released Party successfully asserts the Agreement as a defense or bar to any suit or claim asserted by Executive, Executive shall be liable for reimbursing the Released Party for its reasonable costs and attorneys’ fees in defending against such claims or asserting such defense.  Should any third party bring any action or claim against a Released Party on Executive’s behalf, Executive acknowledges and agrees that the Agreement provides him with full relief and he will not accept any additional relief.  If the release of any one claim described herein is found invalid, Executive acknowledges and agrees that such invalidity has no affect on the validity of any other release of claim.

4.
Special Release Notification.  Paragraph 3 includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, you acknowledge and understand the following: (a) you have been advised that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release; (b) that you have been advised to consult with an attorney and/or other advisor of your choosing concerning your rights and obligations under this release; (c) that you have been advised to consider fully this release before executing it; (d) that you have been offered ample time and opportunity, in excess of twenty-one days, to do so; and (e) that this release shall become effective and enforceable seven days following your execution of this Agreement (the “Effective Date”), during which seven day period you may revoke your acceptance of this Agreement by delivering written notice to Anne Jacobsen, Vice President of Human Resources, at Hooker Furniture Corporation, P.O. Box 4708, Martinsville, Virginia 24115.

5.
No Other Payments.  Executive understands and agrees that Employer and the other Released Parties shall neither make nor cause to be made any other payments him, his beneficiaries or dependents, or otherwise on his behalf, except as specifically referenced herein.  Executive represents and warrants that he has not assigned to any person any of the claims released herein.

6.
Taxes.  To the extent any taxes may be due on the payments provided in this Agreement beyond any withheld (including, without limitation, any taxes due under Code Section 409A), Executive agrees to pay such taxes and to indemnify and hold Employer and its agents and affiliates harmless for any tax payments owed, interest, penalties, levies or assessments resulting from the payments provided hereunder or from any failure by you to pay such taxes, interest, penalties, levies or assessments.

7.
Company Property.  Executive acknowledges that you have returned or will return on or before the Termination Date to Employer all property of the Employer.  For purposes of this paragraph, “property of the Employer” includes, but is not limited to, keys, corporate credit cards, equipment, books, supplies, computer programs, originals and copies of all corporate documents, including financial records and information, and any other materials, whether prepared by you or by others, but excludes anything owned by you individually.

8.
Non-Disparagement.  The Parties agree that they will not in any way disparage, make statements or take action that could discredit each other or in any way damage their respective reputations or ability to do business.  Executive understands and agrees that Employer is unable to guarantee compliance with this provision by all employees of Employer, but Employer will take reasonable steps to ensure that all upper management of Hooker Furniture Corporation and its subsidiaries have been informed of and will comply with this non-disparagement provision.  A violation of this provision constitutes a material breach of the terms of this Agreement and voids any compensation or benefits provided under the terms of this Agreement.

Additionally, you agree not to interfere with Employer’s property or employees in any manner.  A breach of the terms of this paragraph also would constitute a material breach of this Agreement, and would void any compensation or benefits provided under the terms of this Agreement.

9.	No admission. You understand and agree that Employer has admitted no liability or obligation to provide any of the consideration contemplated herein.

10.
Severability and Consequences of Invalid Terms.  Should any portion or provision of this Agreement be found void or unenforceable for any reason by a Court of competent jurisdiction, the Court should enforce all portions and provisions of this Agreement to the maximum extent which would have been enforceable in the original Agreement.  If such portion or provision cannot be so modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions and provisions of this Agreement, which shall otherwise remain in full force and effect.  If any portion or provision of this Agreement is so found to be void or unenforceable for any reason in regard of any one or more persons, entities, or subject matters, such portion or provision shall remain in full force and effect with respect to all other persons, entities, and subject matters.

11.
Complete Agreement.  This Agreement represents the complete agreement between Executive and Employer regarding Executive’s employment and separation of employment and supersedes any prior existent agreements, whether oral or written.  Notwithstanding the foregoing, this Agreement is not intended to void any common law duties including, but not limited to, duties or obligations to maintain confidentiality or refrain from adverse use of any of Employer’s trade secrets or other confidential information that you may have acquired in the course of your employment.

12.
Governing Law and Interpretation.  This Agreement shall in all respects be interpreted, enforced, and governed by the laws of the Commonwealth of Virginia.  The language of this Agreement shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the parties.

13.
Understanding and Authority.  The Parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.  You understand, agree and represent that the covenants made herein and the releases herein executed may affect rights and liabilities of substantial extent and agrees that the covenants and releases provided herein are in your best interest.  You represent and warrant that in negotiating and executing this Agreement, you have had an opportunity to consult with competent legal counsel of your choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises, or agreements between Employer and you other than those referenced or expressly set forth in writing herein.  The Parties have carefully read this Agreement in its entirety, fully understand and agree to its terms and provisions, and intend and agree that it be final and binding.

14.
Counterparts; Headings.  This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes.  The paragraph headings in this Agreement are for reference and convenience only, and shall not modify or effect its substantive terms.

DELIVERED TO EXECUTIVE ON OCTOBER 28, 2009.

EXECUTIVE

/s/ Sekar Sundararajan                                                                                                           Date: 11-09-09
Sekar Sundararajan

HOOKER FURNITURE COPORATION

By:  /s/ E. Larry Ryder                                                                                                           Date:  11-10-09

Title:  Executive V.P.